EXHIBIT 10.1
Agreement with Ivory Capital Asia Pte Ltd. dated July 12, 2005
12 July 2005
Mr. Qian Xu
Director and CEO
Tramford International Limited
Room 2413, 24/F.,Shui On Center
8 Harbour Road, Hong Kong
Dear Sir,
This letter agreement (the “Agreement”) will confirm the understanding and agreement between Tramford International Limited (the “Company”) and Ivory Capital Asia Pte Ltd (the “Advisor”) as follows:
1.	The Company hereby engages the Advisor on an exclusive basis to provide financial advisory services to the Company concerning the strategic development of the Company’s business, including assisting to develop a business strategy to maximize international investor interest and to raise at least US$20 million in new capital for the Group

The Company will promptly inform the Advisor of any material development relating to the Company or any of its subsidiary companies which occurs during the term of the Advisor’s engagement hereunder.

2.	As compensation for the services rendered by the Advisor hereunder, the Company shall pay the Advisor as follows:
(a)	A Retainer Fee of US$40,000 per month until the earlier of either: (i) closing or (ii) termination of 6 months from date of commencement of assignment. However, if the Company shall revise its business strategy, then the period of the assignment and retainers may be extended upon mutual agreement. The Retainer Fee shall be payable 50% in cash, and 50% in the Company’s shares at average price of last 30 days prior to date of the signing of the Agreement.

(b)	A Success Fee of 3.0% on the initial US$20 million of capital commitments received from investors and 4.0% on the amount of capital commitments in excess of US$20 million received from investors. The Success Fee shall be payable in cash unless otherwise agreed in writing by the Company and the Advisor.

(c)	If the Advisor provides any additional investment banking services to the Company, then the Company shall pay to the Advisor additional fees to be mutually agreed upon based on standard industry fees for the services rendered.

3.	The Company shall reimburse the Advisor for its reasonable expenses (including professional fees and disbursements) incurred during the period of its engagement hereunder with respect to the services to be rendered by it up to a maximum cap of US$5,000 per month unless otherwise approved on a prior basis by the Company. The Advisor shall submit invoices for such reimbursable expenses and the Company shall pay such expenses within 15 days of receipt of such invoices.

4.	The Company shall:
(a)	indemnify the Advisor and hold it harmless against any and all losses, claims, damages or liabilities to which the Advisor may become subject arising in any manner out of or in connection with the rendering of services by the Advisor hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the gross negligence or wilful misconduct of the Advisor; and

(b)	reimburse the Advisor immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by the Advisor hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph 4(a) above, the Advisor will remit to the Company any amounts reimbursed under this subparagraph 4(b).
The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 4 shall apply whether or not the Advisor is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of the Advisor (each, with the Advisor, an “Indemnified Person”). The Company further agrees that, without the Advisor’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transaction contemplated by this Agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, provided that, in connection with any one action or proceeding, the Company shall not be responsible for the fees and expenses of more than one separate law firm in any one jurisdiction for all Indemnified Persons.

5.	The Company and the Advisor agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 4 is finally judicially determined to be unavailable for a reason other than the gross negligence or wilful misconduct of the Advisor, then, whether or not the Advisor is the Indemnified Person, the Company and the Advisor shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and the Advisor on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and the Advisor on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Advisor pursuant to this paragraph exceed the amount of the fees actually received by the Advisor hereunder.
6.	Except as stipulated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, the Advisor shall keep confidential all material non-public information provided to it by the Company and shall not disclose such information to any third party, other than such of its employees and advisors as the Advisor determines to have a need to know.
7.	Except as required by applicable law, any advice to be provided by the Advisor under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of the Advisor, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

8.	The term of the Advisor’s engagement hereunder shall extend from the date hereof until terminated as set forth below. Subject to the provisions of paragraphs 2 through 7 and paragraphs 9 through 12, which shall survive any termination or expiration of this Agreement (including by operation of the preceding sentence), (a) the Company may terminate the Advisor’s engagement hereunder at any time by giving the Advisor at least [60 days] prior written notice and (b) the Advisor may resign from its engagement hereunder by giving the Company at least 30 days’ prior written notice.

9.	Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by the Advisor hereunder. The Company further agrees that neither the Advisor nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by the Advisor hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or wilful misconduct of the Advisor.

10.	The Advisor has a referral arrangement with Morgan Stanley Dean Witter Asia (Singapore) Pte (“Morgan Stanley”) under which Morgan Stanley will share in the fees paid by the Company. However, the Advisor is not an affiliate of, or otherwise connected with, Morgan Stanley and is acting entirely independently from Morgan Stanley. Accordingly, the Company acknowledges that it is engaging the Advisor as a principal and agrees that neither Morgan Stanley nor any of its affiliates shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the proposed Transaction or the referral of the Advisor to the Company if relevant). Morgan Stanley shall have the right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce this provision.

11.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

12.	This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of Singapore.

If the foregoing correctly sets forth the understanding and agreement between the Advisor and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.
Sincerely yours
/s/ signed
Christopher Tan
Managing Director
AGREED by:
Tramford International Limited
By: /s/ signed
Name: Mr. Qian Xu
Title: Director and CEO